Exhibit 5.1

Príncipe de Vergara, 187 28002 Madrid, España Tel: +34 91 586 04 00 Fax: +34 91 586 04 03 / 04 E-mail: madrid@uria.com www.uria.com
Banco Santander, S.A.
Ciudad Grupo Santander
Avenida de Cantabria s/n
28660 Boadilla del Monte
Madrid, Spain
Madrid, December 19, 2008
Dear Sirs,
Ref: Transaction between Banco Santander, S.A.
and Sovereign Bancorp, Inc.
          We have acted as Spanish counsel to Banco Santander, S.A. (the “Bank”), a sociedad anónima organized under the laws of the Kingdom of Spain in connection with the issuance by the Bank of up to 177,407,715 new ordinary shares (the “New Shares”) with a par value of €0.50 each, by means of in-kind contributions and with the exclusion of the pre-emptive right of subscription of the shareholders, and holders of bonds convertible into shares, of the Bank, to the shareholders of Sovereign Bancorp, Inc. (“Sovereign”) in accordance with the transaction agreement dated October 13, 2008, as described in the proxy statement / prospectus forming part of the registration statement on form F-4, registration nº 333-155413 (as amended through the date hereof, the “F-4 Registration Statement”) filed with the Securities and Exchange Commission.
1.	SCOPE

1.1.	Documents examined

For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of the Bank and such other documents and certificates, and made such inquiries with officers of the Bank as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.2	Limitations
a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

b)	We do not express any opinion on the laws of any jurisdiction other than Spain, on public international law or on the rules of or promulgated under or by any treaty organization.
c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by the Bank.
2.	ASSUMPTIONS

For the purposes of this opinion we have assumed that:
a)	all signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; and all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and unamended as of that date;
b)	that the Bank has submitted to us all its relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed and that they are validly executed, convened and held;
c)	all information regarding matters of fact rendered to us by the Bank as well as (when appropriate) by governmental officials or public registries, is accurate and complete;
d)	there is nothing under any law (other than the laws of Spain) that affects our opinion; and
e)	the absence of fraud and the presence of good faith on the part of the Bank.
3.	OPINION

Based upon and subject to the scope and limitations, assumptions and qualifications set forth herein and subject to any documents or events not disclosed to us in the course of our examination, we are of the opinion that:
a)	The Bank has been duly incorporated and is validly existing as a corporation with limited liability under the laws of Spain.
b)	When the capital increase with the exclusion of the pre-emptive right of subscription and the issuance of the New Shares have been duly authorized by a resolution of the General Shareholders’ Meeting of the Bank as requisite corporate action on the part of the Bank and upon the payment for the New Shares through the transfer and contribution in kind of the shares of Sovereign, the Board of Directors (Consejo de Administración) or the Executive Committee (Comisión Ejecutiva) or any other person duly empowered shall execute in a public notarial deed the capital increase, register such notarial deed with the Commercial Registry of Cantabria and record the New Shares with the Spanish Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. (Iberclear). By effect thereof, the New Shares will be duly authorized, fully paid, non assessable and validly issued under the existing laws of Spain.
4.	QUALIFICATIONS

This opinion is subject to the following qualification:
a)	Our opinion is subject to the effect of any applicable bankruptcy, temporary receivership, insolvency, reorganization, moratorium or any process affecting creditors rights generally, as well as to any principles of public policy (“orden público”).
b)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.
          This opinion is being furnished by us, as Spanish counsel to the Bank, to you as a supporting document in connection with the above referenced F-4 Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.
          We hereby consent to the use of our name under the caption “Legal Matters” in the proxy statement / prospectus constituting part of the F-4 Registration Statement and to the filing of this opinion, for information purposes only, as an exhibit to the F-4 Registration Statement. In any event, this opinion is exclusively addressed to the Bank and no other person shall make decisions based on the opinion or be entitled to claim any liability for its content unless otherwise expressly agreed by us.
          Yours faithfully,
          /s/
          Salvador Sánchez-Terán

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